FGL Holdings Reports Fourth Quarter 2017 Results
GEORGE TOWN, Cayman Islands: February 28, 2018 - FGL Holdings (NYSE: FG), a leading provider of annuities and life insurance, today announced financial results for the fourth calendar quarter of 2017.

•	On November 30, 2017, the company completed its previously announced merger of Fidelity & Guaranty Life with CF Corporation

•	Annuity sales totaled $623 million in the quarter, including $462 million of fixed indexed annuities (FIA)

•
Average assets under management increased to $24.7 billion, up 25 percent over prior year primarily due to merger and purchase accounting effects, including the recognition of a $1.2 billion net unrealized gain and $1.7 billion purchase of Front Street Re

•
In February 2018, the company completed a $2.7 billion block trade as part of its planned portfolio repositioning activities, resulting in $40 million higher annualized net investment income; yield increase was 150 basis points on the block trade and 20 basis points on the overall portfolio

FGL Holdings reported operating results for the first period following the completion of the merger transaction. As a result of acquisition accounting (purchase accounting or PGAAP), financial results for periods after the closing of the transaction are generally not comparable to the results of prior periods. Certain metrics, such as sales and policyholder account values, are not affected by PGAAP and are comparable to prior period data.
"In the fourth quarter, we finalized the merger with CF Corporation, began the relaunch of our company and worked to position it for future success," said Chris Littlefield, President and CEO of FGL Holdings. "We are pleased with the consistent and positive trends in assets under management and adjusted operating income, while net income was down largely due to the impact of tax reform and a one-time adjustment to the net deferred tax asset. Our FIA sales were $462 million in the current quarter, up 9 percent from the sequential quarter. 2017 FIA sales were $1.8 billion, down 9 percent from the prior year and in line with our plan and the overall industry decline. FIA sales across the industry were impacted by the uncertainty surrounding the Department of Labor fiduciary rule as well as from strong equity market performance, which can reduce consumer demand for safe money products. We are making good progress on repositioning our investment portfolio with the help of Blackstone and expect net investment spread to increase meaningfully over the next 12 to 24 months."
Because the merger transaction occurred during the quarter, information herein shows both portions of the current quarter. As such, the reader may find it helpful to view the entire three month results of the current quarter when comparing prior periods. Concurrent with the 10-K filing as of December 31, 2017, the company will report on a calendar year basis. The company presents the tables and financial results herein as follows:

•	FGL (the Predecessor Company)--October 1 through November 30, 2017

•	FG (the Successor Company)--December 1, 2017 and subsequent periods
The table below reconciles reported after-tax net (loss) to adjusted operating income (AOI) (Unaudited).

(In millions)	Period from December 1 to December 31, 2017	Period from October 1 to November 30, 2017	Period from October 1 to December 31, 2016 (Unaudited)
Reconciliation from Net (Loss) Income to AOI(1):	FG (Successor)	FGL (Predecessor)	FGL
Net (loss) income	$(102)	$28	$108
Effect of investment losses (gains), net of offsets	—	(6)	(1)
Effect of change in FIA embedded derivative discount rate, net of offsets	6	(10)	(92)
Effect of change in fair value of reinsurance related embedded derivative, net of offsets	—	(1)	(10)
Effect of integration, merger related & other non-operating items	(8)	29	—
Net impact of Tax Cuts and Jobs Act	131	—	—
Effects of tax impact of affiliated reinsurance embedded derivative	(20)	—	—
Tax impact of adjusting items	(4)	(4)	36
Adjusted operating income	$3	$36	$41

(1)	Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.

The Tax Cuts and Jobs Act of 2017 (Tax Reform) was enacted on December 22, 2017, reducing the statutory federal income tax rate from 35 percent to 21 percent effective January 1, 2018. The impact of Tax Reform was a reduction of net income for the quarter of $131 million, or $0.61 per share, due to the revaluation of net deferred tax assets at the time of enactment. The company excluded the net impact of Tax Reform from adjusted operating income. For 2016, the GAAP effective tax rate (ETR) was 35% and, for 2017, the underlying ETR was 31% primarily excluding the previously noted deferred tax asset write-off.
The current quarter results for December 2017 included net unfavorable items of ($11) million or ($0.05) per diluted share. The current quarter results for October and November 2017 included net favorable items of $5 million or $0.08 per diluted share. The prior year quarter included net favorable items of $4 million, or $0.07 per diluted share. All periods reflect the weighted average diluted shares then outstanding. The table below details notable items in each period.

Current Year Month of December 2017 (FG)
• Net unfavorable adjustment related to higher intangible amortization due to equity market fluctuations	($9) million
• Unfavorable actual to expected mortality within single premium immediate annuity (SPIA) product line	($2) million
Current Year Months of October and November 2017 (FGL)
• Net favorable adjustment related to lower DAC amortization due to unlocking	$4 million
• Favorable actual to expected mortality within the SPIA product line	$1 million
Prior Year Quarter (FGL)
• Favorable actual to expected mortality within the SPIA product line	$2 million
• Higher net investment income from bond prepayment income	$2 million

Summary Financial Results (Unaudited)

	December 31, 2017	December 31, 2016
(In millions, except per share data)	FG (Successor)	FGL
Fixed indexed annuity sales (1) (2)	$1,779	$1,946
Total annuity sales (1) (2)	$2,525	$2,684
Average assets under management (1)	$24,722	$19,768
Weighted average basic shares	214.4	58.3
Weighted average diluted shares	214.4	58.4
Total common shares outstanding	214.4	59.0
Book value per common share	$7.45	$29.70
Book value per common share, excluding AOCI (1)	$7.10	$27.11

	Period from December 1 to December 31, 2017 (Unaudited)	Period from October 1 to November 30, 2017 (Unaudited)	Period from October 1 to December 31, 2016 (Unaudited)
(In millions, except per share data)	FG (Successor)	FGL (Predecessor)	FGL
Net investment spread - FIA (1)	2.67%	3.05%	3.00%
Net investment spread - All products (1)	2.01%	2.44%	2.29%
Net (loss) income	$(102)	$28	$108
Net (loss) income per diluted share	$(0.49)	$0.47	$1.85
Adjusted operating income (“AOI”) (1)	$3	$36	$41
AOI available to common shareholders per diluted share (1)	$—	$0.62	$0.70
See footnotes below.

Sales Results
In the discussions that follow, sales for the fourth quarter of 2017 are compared to those of the fourth quarter of 2016.
For the current quarter, sales of the company's core fixed indexed annuity (FIA) product were $462 million, a 16 percent decrease over the prior year quarter. This decline is due to intentional pricing actions to achieve profitability and capital targets, the effects of Department of Labor (DOL) fiduciary rule and reduced appetite for safe money products given strong equity market performance. FIA sales increased 9 percent as compared to the third quarter of 2017. FIA sales levels in recent quarters reflect strong and productive relationships with our distribution partners. FIA sales were $1.8 billion for the calendar year 2017, a decrease of 9 percent over the prior year and in line with company's objectives.
Sales of multi-year guarantee annuities (MYGA) were $161 million in the current quarter as compared to $97 million in the same period last year. Total annuity sales were $623 million for the fourth quarter, a decrease of 4 percent compared to the fourth quarter of 2016. For the calendar year, total annuity sales were $2.5 billion, a 6 percent decrease over the prior year.
Indexed universal life (IUL) sales in the quarter were $7 million compared to $17 million last year. The decline in IUL sales reflects the company's focus on quality of new business and pricing discipline to achieve profitability and capital targets. IUL sales were $36 million for the current calendar year compared to $60 million in the prior year.
Investment Portfolio Performance
The investment portfolio is performing well and in line with expectations. Asset purchases over the latest 12 months were at an average new money yield of 5.12%. Asset purchases during the fourth quarter were $1.1 billion at an average new money yield of 4.73 percent, primarily reflecting purchases in investment grade corporate bonds and structured securities. The average NAIC rating for the portfolio is approximately 1.6.
Following the merger, the company implemented purchase accounting whereby it reset all balance sheet amounts to fair market value. Overall, fair value balance sheet amounts have an impact on earnings as they change and are amortized over time. As of the date of the merger, the company completed its mark-to-market valuation of the investment portfolio, a non-cash adjustment, resulting in a net unrealized gain of approximately $1.2 billion. This premium will be amortized over time, net of offsets for value of business acquired (VOBA) amortization and taxes. Average assets under management (AAUM) were $24.7 billion at December 31, 2017, reflecting an increase of $3.9 billion over the sequential quarter comprised of the previously noted $1.2 billion purchase accounting mark-to-market, the inclusion of acquired $1.9 billion Front Street Re and FGL Holdings, and $0.8 billion other miscellaneous items. A reconciliation of AAUM can be found in the non-GAAP measurements section of this release.
Net investment income was $266 million in the fourth calendar quarter of 2017, up $5 million or 2 percent from the sequential quarter. Net investment income was ($7) million lower in December, before amortization of intangibles and taxes, from purchase accounting amortization of the portfolio net unrealized gain which is non-cash in nature. The average earned yield on the total portfolio in the quarter was 4.31 percent, down approximately 70 basis points from the sequential quarter primarily due to the significant increase in AAUM noted above, the inclusion of only one month of net investment income for Front Street Re and the $7 million of unfavorable premium amortization related to the fair value mark on the investment portfolio.

Net investment spread across all product lines was 201 basis points in the fourth quarter of 2017 compared to an historical sequential quarter spread of 244 basis points. The decline was due to the effects of purchase accounting on the earned yield noted above, while interest credited and option costs were consistent with prior periods. Net investment spreads for fixed indexed annuities declined from approximately 300 basis points for the historical sequential quarter to 267 basis points in the fourth quarter of 2017 due to the purchase accounting impacts on earned yield. On a Statutory basis, the yield on the investment portfolio remained unchanged on an economic basis at 5.17 percent in the fourth calendar quarter of 2017.
Capital Management & Rating Trends

•
GAAP book value per common share at December 31, 2017 was $7.45 on a reported basis; book value per common share excluding accumulated other comprehensive income (AOCI) was $7.10, with 214.4 million common shares outstanding as of December 31, 2017. For book value per common share excluding accumulated other comprehensive income, the unfavorable impact of one-time Tax Reform effects was ($0.61) per share and the unfavorable impact of merger transaction costs was ($0.36) per share.

•	During the quarter, the Company refinanced and increased its unsecured revolving credit facility to $250 million from $150 million. The remaining undrawn amount available is $145 million.

•	Strong capital position with estimated combined statutory risk-based capital (RBC) ratio of approximately 500% at year-end.

•	Most rating agencies have completed their review of our credit ratings following the merger

◦
S&P Global provided a two notch upgrade on the financial strength rating for Fidelity & Guaranty Life Insurance Company to 'BBB+', with Stable rating outlook, and a two notch upgrade on the issuer credit rating for Fidelity & Guaranty Life Holdings, Inc. to 'BB+', with a Positive rating outlook.

◦	Fitch upgraded the issuer credit rating for Fidelity & Guaranty Life Holdings, Inc. one notch to ‘BB+’ and the senior note rating one notch to ‘BB’.

◦	A.M. Best outlook remains “Under Review with developing implications” at this time.
Appointment of Tom Sanzone to Board of Directors
The Company announced the appointment of Tom Sanzone to its board of directors effective as of February 28. Tom serves as Chief Executive Officer of Black Knight, Inc. (NYSE: BKI), a premier provider of software and data and analytics to the mortgage and consumer loan, real estate and capital markets vertical. Tom has more than 25 years of experience in the financial services industry. Prior to joining Black Knight (formerly known as Black Knight Financial Services), Tom was Executive Vice President at Booz Allen Hamilton, where he led the firm’s commercial financial services business. Tom also held senior level positions at Merrill Lynch, Credit Suisse, Citigroup and Salomon Brothers. In 2015, HousingWire recognized Tom with its HW Vanguard Award, and the Jacksonville Business Journal selected Tom for its Ultimate CEO award. In 2016, Tom was also recognized by Ernst & Young as EY Entrepreneur of the Year - Florida (Technology Category). Tom earned his bachelor’s degree in computer science from Hofstra University, which presented him in 2014 with the Alumnus of the Year award.
Timing of the Company’s Form 10-K Filing

The Company has elected to delay the filing of its Form 10K in order to finalize the disclosure of the recently completed merger between CF Corp and FGL, as well as the related activities required under purchase accounting and a shift of its reporting period from fiscal to calendar year-end.
The Company plans to file a Form 12b-25 with the Securities and Exchange Commission on March 2. This filing provides the Company an additional 15 day period in which to submit its Form 10-K and still be deemed a timely filer.

The Company does not anticipate any changes from the results reported in this earnings release.

FGL HOLDINGS AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - (Unaudited)
(In millions, except share data)

	December 31, 2017	September 30, 2017	September 30, 2016
	Successor	Predecessor	Predecessor
ASSETS
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost: December 31, 2017 - $21,475; September 30, 2017 - $20,063; September 30, 2016 - $18,521)	$21,590	$21,154	$19,411
Equity securities, available-for-sale, at fair value (amortized cost: December 31, 2017 - $764; September 30, 2017 - $733; September 30, 2016 - $640)	761	773	683
Derivative investments	492	413	276
Short term investments	25	—	—
Commercial mortgage loans	548	547	595
Other invested assets	188	185	60
Total investments	23,604	23,072	21,025
Related party loans	—	71	71
Cash and cash equivalents	1,215	885	864
Accrued investment income	211	231	214
Funds withheld for reinsurance receivables, at fair value	756	—	—
Reinsurance recoverable	2,506	3,375	3,464
Intangibles, net	844	1,129	1,026
Deferred tax assets, net	163	—	—
Goodwill	470	—	—
Other assets	160	202	371
Total assets	$29,929	$28,965	$27,035

LIABILITIES AND SHAREHOLDERS' EQUITY

Contractholder funds	$21,844	$20,792	$19,251
Future policy benefits, including $728 at fair value at December 31, 2017	4,751	3,412	3,467
Funds withheld for reinsurance liabilities	2	1,083	1,172
Liability for policy and contract claims	78	67	55
Debt	307	300	300
Revolving credit facility	105	105	100
Deferred tax liability, net	—	62	10
Other liabilities	867	897	746
Total liabilities	27,954	26,718	25,101

Commitments and contingencies

Shareholders' equity:
Preferred stock ($.0001 par value, 100,000,000 shares authorized, 375,000 shares issued and outstanding at December 31, 2017; $.01 par value, 50,000,000 shares authorized, no shares issued at September 30, 2017 and September 30, 2016, respectively)	—	—	—
Common stock ($.0001 par value, 800,000,000 shares authorized, 214,370,000 issued and outstanding at December 31, 2017; $.01 par value, 500,000,000 shares authorized, 58,933,415 and 58,956,127 issued and outstanding at September 30, 2017 and September 30, 2016, respectively)	—	1	1
Additional paid-in capital	2,060	716	714
Retained earnings (Accumulated deficit)	(160)	1,000	792
Accumulated other comprehensive income	75	543	439
Treasury stock, at cost (no shares at December 31, 2017; 568,847 shares at September 30, 2017; 537,613 shares at September 30, 2016)	—	(13)	(12)
Total shareholders' equity	1,975	2,247	1,934
Total liabilities and shareholders' equity	$29,929	$28,965	$27,035

FGL HOLDINGS AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - (Unaudited)
(In millions, except per share data)

				Year ended September 30,
	Period from December 1 to December 31, 2017 (Unaudited)	Period from October 1 to November 30, 2017 (Unaudited)	Period from October 1 to December 31, 2016 (Unaudited)	2017	2016	2015
	Successor	Predecessor	Predecessor	Predecessor	Predecessor	Predecessor
Revenues:
Premiums	$3	$7	$11	$42	$70	$58
Net investment income	92	174	240	1,005	923	851
Net investment gains (losses)	42	146	51	316	19	(37)
Insurance and investment product fees and other	28	35	38	167	127	89
Total revenues	165	362	340	1,530	1,139	961
Benefits and expenses:
Benefits and other changes in policy reserves	141	227	20	843	791	578
Acquisition and operating expenses, net of deferrals	16	51	28	137	119	113
Amortization of intangibles	1	36	123	193	54	64
Total benefits and expenses	158	314	171	1,173	964	755
Operating income	7	48	169	357	175	206
Interest expense	(2)	(4)	(6)	(24)	(22)	(24)
Income before income taxes	5	44	163	333	153	182
Income tax expense	(107)	(16)	(55)	(110)	(56)	(64)
Net (loss) income	$(102)	$28	$108	$223	$97	$118
Less Preferred stock dividend	2	—	—	—	—	—
Net income (loss) available to common shareholders	$(104)	$28	$108	$223	$97	$118

Net income (loss) per common share

Basic	$(0.49)	$0.48	$1.85	$3.83	$1.67	$2.03
Diluted	$(0.49)	$0.47	$1.85	$3.83	$1.66	$2.02
Weighted average common shares used in computing net income (loss) per common share:
Basic	214,370,000	58,341,112	58,280,532	58,319,517	58,275,013	58,117,884
Diluted	214,370,000	58,494,043	58,366,009	58,415,187	58,578,163	58,360,841

Cash dividend per common share	$—	$0.07	$0.07	$0.26	$0.26	$0.26

RECONCILIATION OF BOOK VALUE PER COMMON SHARE EXCLUDING AOCI (Unaudited)

(In millions, except per share data)	December 31, 2017	September 30, 2017	September 30, 2016
Reconciliation to total shareholder's equity:	Successor	Predecessor	Predecessor
Total shareholder's equity	$1,975	$2,247	$1,934
Less: AOCI	75	543	439
Less: Preferred equity	377	—	—
Total shareholder's equity excluding AOCI	$1,523	$1,704	$1,495

Total common shares outstanding	214.4	58.9	59.0
Weighted average common shares outstanding - basic	214.4	58.3	58.3
Weighted average common shares outstanding - diluted	214.4	58.4	58.6

Book value per common share	$7.45	$38.13	$32.80
Book value per common share, excluding AOCI(1)	$7.10	$28.92	$25.36

RECONCILIATION OF ASSETS UNDER MANAGEMENT (AAUM) (Unaudited)

(In billions)	AAUM
AAUM as of September 30, 2017	$20.8
Purchase accounting mark-to-market valuation of investment portfolio	1.2
Inclusion of acquired Front Street Re and FGL Holdings	1.9
Sales volumes	0.3
Other items	0.5
AAUM as of December 31, 2017	$24.7

Footnotes:

(1)	Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.

(2)	Reflects 11-months Predecessor and 1-month Successor for December 31, 2017.

Purchase Accounting
On November 30, 2017, Fidelity & Guaranty Life completed its merger transaction with CF Corp, emerging as FGL Holdings. As of the merger date, the company applied the acquisition method of accounting (purchase accounting or PGAAP), including the initial recognition of most of FGL's and Front Street Re assets and liabilities at fair value, and the recognition of goodwill and other merger-related intangible assets. Prior period results are not restated for the new basis of accounting, which is used in the preparation of future financial statements and related disclosures.

Non-GAAP Measures
Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.
AOI is a non-GAAP economic measure we use to evaluate financial performance each period. AOI is calculated by adjusting net income (loss) to eliminate (i) the impact of net investment gains including other than temporary impairment ("OTTI") losses recognized in operations, but excluding gains and losses on derivatives hedging our indexed annuity policies, (ii) the effect of changes in the interest rates used to discount the FIA embedded derivative liability, (iii) the effect of change in fair value of affiliated reinsurance embedded derivative, (iv) the effect of integration, merger related & other non-operating items, (v) impact of extinguishment of debt, and (vi) net impact from Tax Cuts and Jobs Act. Adjustments to AOI are net of the corresponding impact on amortization of intangibles, as appropriate. The income tax impact related to these adjustments is measured using an effective tax rate of 35%, as appropriate. While these adjustments are an integral part of the overall performance of FG, market conditions and/or the non-recurring or non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, Management considers using a measure which excludes their impact is effective in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.

Net investment spread is the excess of net investment income earned over the sum of interest credited to policyholders and the cost of hedging our risk on FIA policies. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the performance of the Company’s invested assets against the level of investment return, inclusive of hedging costs, provided to policyholders.
AAUM is the sum of (i) total invested assets at amortized cost, excluding derivatives; (ii) related party loans and investments; (iii) accrued investment income; (iv) funds withheld at fair value; (v) the net payable/receivable for the purchase/sale of investments and (iv) cash and cash equivalents, excluding derivative collateral, at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on assets available for reinvestment.
Book Value per Common Share including and excluding AOCI is calculated as Common Shareholders’ Equity and Common Shareholders Equity Excluding AOCI divided by the total number of shares of common stock outstanding. Management considers this to be a useful measure internally and for investors and analysts to assess the capital position of the Company.
Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. For GAAP purposes annuity and IUL sales are recorded as deposit liabilities (i.e. contract holder funds). Management believes that presentation of sales as measured for management purposes enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.
Conference Call and Earnings Release
This press release and the financial supplement will be posted to the Company’s website at investors.fglife.bm.

FGL Holdings will conduct a conference call on Thursday, March 1, 2018 at 10:00 a.m. ET to discuss fourth quarter 2017 results.
The event can be accessed the following ways:

•	For internet webcast, visit investors.fglife.bm/investors at least 15 minutes prior to the start of the call to register.

•	For conference call, dial 877-883-0383 (U.S. callers) or 412-902-6506 (International callers) approximately 10 minutes prior to the start of the call. The access code is 6742331.

•	A replay of the event via webcast will be available after the call at investors.fglife.bm/investors.

•	A replay of the event via telephone will be available by dialing 877-344-7529 (U.S. callers) or 412-317-0088 (International callers). The access code is 10116560.
The replay information will be available through March 22, 2018.

About FGL Holdings
FGL Holdings, an insurance holding company, helps middle-income Americans prepare for retirement. Through its subsidiaries, the company is a leading provider of annuity and life insurance products. FGL Holdings, domiciled in the Cayman Islands, trades on the New York Stock Exchange under the ticker symbol FG. For more information, please visit www.fglife.bm.
Forward Looking Statements
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of FG's management and the management of FG's subsidiaries (including target businesses). Forward-looking statements are generally identifiable by use of the words

"believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of FG's assumptions and estimates; FG's and its insurance subsidiaries' ability to maintain or improve financial strength ratings; FG's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of FG's reinsurers failing to meet their assumed obligations; restrictions on FG's ability to use captive reinsurers; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; FG's ability to protect its intellectual property; the ability to maintain or obtain approval of the Iowa Insurance Department and other regulatory authorities as required for FG's operations; and other factors discussed in FG’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, and Fidelity & Guaranty Life's Annual Report on Form 10-K for the year ended September 30, 2017, which can be found at the SEC's website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FG does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.

Investor Contact:
Diana Hickert-Hill
FGL Holdings
Investors@fglife.bm
410-487-0992

Source: FGL Holdings